MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Hotel Management Systems Inc, of our report dated July 22, 2009 on our audit of the financial statements of Hotel Management Systems Inc as of April 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended April 30, 2009 and since inception on April 15, 2008 and since inception on April 15, 2008  through April 30, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 28, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501